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FORM 4
                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                                                                    OMB APPROVAL
 _                                                                          ----------------------------
|_|Check this box if no longer                                              OMB NUMBER 3235-0287
   subject to Section 16.                                                   Expires: September 30, 1998
   Form 4 or Form 5                                                         Estimated average burden
   obligations may continue.                                                hours per response . . . 0.5
   See Instruction 1(b).
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
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of    |2. Issuer Name and Ticker or            |6. Relationship of Reporting
   Reporting Person       |   Trading Symbol                       |   Person(s) to Issuer
                          |                                        |   (Check all applicable)
Hinton, James M.          |   Camden Property Trust (CPT)          |    ___ Director  __ 10% Owner
--------------------------|----------------------------------------|    _X_ Officer   __ Other (specify
(Last)    (First) (Middle)|3. IRS or Social   |4. Statement for    |   (give title           below)
                          |   Security Number |    Month/Year      |     below
c/o Camden Property Trust |   of Reporting    |    October 1996    |
3200 SW FWY #1500         |   Person          |                    |  Sr. Vice President-Acquisitions
                          |                   |                    |  and Development
--------------------------|   (Voluntary)     |--------------------|-------------------------------------
        (Street)          |                   |5. If Amendment     |7. Individual or Joint/Group Filing
                          |                   |   Date of Original |   (Check Applicable Line)
Houston,    TX       77027|                   |  (Month/Year)      |   _X_ Form filed by One reporting
--------------------------|                   |                    |       person
(City)    (State)    (Zip)|                   |                    |   ___ Form filed by more than one
                          |                   |                    |       reporting person
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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of   |2.Trans- |3. Trans-   |4. Securities Acquired (A)|5. Amount of    |6.Owner-   |7. Nature
   Security   |  action |   action   |   or Disposed (D)        |   Securities   |  ship     |   of In-
   Instr. 3)  |  Date   |   Code     |                          |   Beneficially |  Form:    |   direct
              | (Month/ |  (Instr. 8)|   (Instr. 3, 4 and 5)    |   Owned at     |  Direct   |   Bene-
              |  Day/   |-------------------------------------- |   End of Month |  (D) or   |   ficial
              |  Year)  |      |     |        |  (A)  |         |   (Instr. 3    |  Indirect |   Owner-
              |         |      |     |        |   or  |         |   and 4)       |  (I)      |   ship
              |         | Code | V   | Amount |  (D)  | Price   |                | (Instr. 4)|
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Common Shares |10/31/96 | P(1) |     | 4,000  |   A   | $0.01   |   11,983       |     D     |
of Beneficial |         |      |     |        |       |         |                |           |
Interest      |         |      |     |        |       |         |                |           |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is files by more than one reporting person, see Instruction 4(b)(v).
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FROM 4 (continued)
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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative|2. Conver- |3. Trans-|4. Transaction|5. Number of Derivative |6. Date Exercisable
   Security           |   sion or |   action|    Code      |Securities Acquired (A) |and Expiration Date
   (Instr. 3)         |   Exercise|   Date  |   (Instr. 8) |or Disposed of (D)      | (Month/Day/Year)
                      |   Price of|  (Month/|              |(Instr. 3, 3 and 5)     |(Month/Day/Year)
                      |   Deriv-  |   Day/  |              |                        |
                      |   ative   |   Year) |              |                        |
                      |   Security|         |              |                        |
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                      |           |         |        |     |           |            |           |Expir-
                      |           |         |        |     |           |            |Date Exer- |ation
                      |           |         |  Code  |  V  |    (A)    |     (D)    |cisable    |Date
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Table II - Continued
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
7. Title and Amount of Underlying |8. Price of   |9. Number of   |10. Ownership   |11. Nature of
   Securities                     |   Derivative |   Derivative  |    Form of     |    Indirect
   (Instr. 3 and 4)               |   Security   |   Securities  |    Derivative  |    Beneficial
                                  |   (Instr. 5) |   Beneficially|    Security:   |    Ownership
                                  |              |   Owned at    |    Direct (D)  |    (Instr. 4)
                                  |              |   End of Month|    or Indirect |
                                  |              |   (Instr. 4)  |    (I)(Instr.4)|
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
Explanation of Responses:
(1) Award of common shares pursuant to an Employment Agreement under the Amended and Restated 1993 Share
    Incentive Plan of Camden Property Trust

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


 /s/ James M. Hinton             11/8/96
-----------------------       ---------------
                              Date
SEC 1474 (7-96)
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
      Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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